Exhibit (p)

HPS CORPORATE LENDING FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 23rd day of July, 2021 by and between HPS Corporate Lending Fund, a Delaware statutory trust (the “Company”), and HPS Investment Partners, LLC (the “Subscriber”);

WITNESSETH:

WHEREAS, the Company has been formed for the purposes of carrying on business as a closed-end management investment company that has elected to be regulated as a business development company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to the Subscriber, 100 Class I common shares, par value $0.01 per share (the “Shares”) for a purchase price of $25.00 per share, which will comprise all of the issued shares of the Company.

NOW THEREFORE, IT IS AGREED:

1.
The Subscriber subscribes for and agrees to purchase from the Company 100 Shares for a purchase price of $25.00 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Company.

2.	The Company agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Company to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling the Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.
This Agreement is executed on behalf of the Company by the Company’s officers as officers and not individually and the obligations imposed upon the Company by this Subscription Agreement are not binding upon any of the Company’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Company.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

HPS CORPORATE LENDING FUND

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer